Exhibit 99.1

THE ST. JOE COMPANY REPORTS THIRD QUARTER AND FIRST NINE MONTHS OF 2024 RESULTS AND DECLARES A QUARTERLY DIVIDEND OF $0.14

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Hospitality revenue increased by 17% for the third quarter of 2024 to $55.4 million from $47.4 million and increased 34% for the first nine months of 2024 to $157.0 million from $117.0 million.  Hospitality gross margin increased to 34.1% in the third quarter of 2024 as compared to 23.8% in the third quarter of 2023 and increased to 33.3% for the first nine months of 2024 as compared to 21.0% for the first nine months of 2023.

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Leasing revenue increased by 19% for the third quarter of 2024 to $15.6 million from $13.1 million and increased 20% for the first nine months of 2024 to $44.7 million from $37.2 million.  The leasable square feet increased by 9% to 1,179,000 square feet with the percentage leased at 96% as of September 30, 2024.

•	Real estate revenue decreased by 32% for the third quarter of 2024 to $28.0 million from $40.9 million and decreased by 35% for the first nine months of 2024 to $96.7 from $148.3 million.

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Total revenue for the third quarter of 2024 decreased by 2% to $99.0 million from $101.4 million. Operating income for the third quarter of 2024 increased by 4% to $21.2 million from $20.3 million.  Net income attributable to the Company decreased by 13% to $16.8 million from $19.4 million during the third quarter of 2024, primarily due to timing of homesite closings and product mix of sales in different residential communities and a reduction in equity in income from unconsolidated joint ventures, partially offset by growth in hospitality and leasing revenue.

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Over 22,000 homesites are in various stages of planning or development. As of September 30, 2024, there were 1,381 residential homesites under contract, which are expected to result in revenue of approximately $122.3 million.

Panama City Beach, Florida – (October 23, 2024) – The St. Joe Company (NYSE: JOE) (the “Company,” “We,” or “Our”) today reports third quarter and first nine months of 2024 results.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said, “On behalf of all Directors, I want to thank Bruce for his leadership and commitment to The St. Joe Company and wish him well in his well-deserved retirement from the Board of Directors.

“As for the quarter, we continue to focus on growing recurring revenue, as evidenced by the 17% growth in hospitality revenue and 19% growth in leasing revenue for the third quarter of 2024.  In addition to growing recurring revenue, we also continue to become more efficient in hospitality operations with an increase in gross margin to 34.1% from 23.8% for the same period.  Real estate revenue decreased 32% for the third quarter of 2024, primarily due to the timing and product mix of closings in our residential communities.  The ‘seeding and harvesting’ cycle of residential homesite development and sales is not linear and therefore not ideal for quarter-to-quarter comparisons like hospitality and leasing revenue.  Demand for homesites remains strong with every homebuilder being ahead of or on schedule with their required contractual obligations.  Because of the demand, we continue to ‘seed’ homesites for future ‘harvesting’ with 1,381 residential homesites under contract and over 22,000 homesites in the residential homesite pipeline in various stages of planning, permitting, or development.”

Mr. Gonzalez, continued, “After many years of vision and planning, we are pleased to report that in the third quarter of 2024, the first phase of the FSU/TMH Medical Campus became operational, where a 78,670 square foot medical office building was completed with new clinical practices opening in primary care, urgent care, cardiology, and pulmonology.  According to the clinicians, demand for these practices is exceeding expectations.  Clinical practices in orthopedics, OBGYN, and others, as well as the four room ambulatory surgery center are planned to open in the next few months.  Future phases of the medical campus being planned include a hospital and a research facility.  In addition to increasing health care options in our area, the medical campus has the potential to generate high wage jobs in the health care sector that will attract new professionals to the region.”

Mr. Gonzalez concluded, “We continue to see migration into our region and demand for housing across a wide range of pricing, products, and lifestyles from individuals to families looking for a high quality of life, safety, natural beauty, and great schools.”

Consolidated Third Quarter and First Nine Months of 2024 Results

Total consolidated revenue for the third quarter of 2024 decreased by 2% to $99.0 million as compared to $101.4 million for the third quarter of 2023.  Hospitality revenue increased by 17% to $55.4 million and leasing revenue increased by 19% to $15.6 million. Real estate revenue decreased by 32% to $28.0 million due to a mix of sales from different communities and timing of homebuilder contractual closing obligations.

For the nine months ended September 30, 2024, total consolidated revenue decreased by 1% to $298.4 million, as compared to $302.5 million for the first nine months of 2023.  Hospitality revenue increased by 34% to $157.0 million and leasing revenue increased by 20% to $44.7 million.  Real estate revenue decreased by 35% to $96.7 million due to mix of sales from different residential communities and timing of homebuilder contractual closing obligations, as compared to the same period in 2023.

Over the past several years, the Company has entered into joint ventures which are unconsolidated and accounted for using the equity method.  For the three months ended September 30, 2024, these unconsolidated joint ventures had $109.2 million of revenue, as compared to $100.3 million for the same period in 2023.  The Company’s economic interests in its unconsolidated joint ventures for the three months ended September 30, 2024, resulted in $6.8 million of equity in income from unconsolidated joint ventures, as compared to $8.7 million for the three months ended September 30, 2023.  The decrease is due to the impact of lease-up, depreciation and interest costs of the Watersound Fountains Independent Living JV and the opening costs of the Residence Inn Panama City Beach Pier

Park hotel by the Pier Park RI JV.  For the first nine months of 2024, these unconsolidated joint ventures had $299.1 million of revenue, as compared to $270.9 million for the first nine months of 2023.  The Company’s economic interests in unconsolidated joint ventures resulted in $19.5 million of equity in income from unconsolidated joint ventures for the first nine months of 2024, as compared to $18.4 million for the first nine months of 2023.  Although these business ventures are not included as revenue in the Company’s financial statements, they are part of the core business strategy, which generates substantial financial returns for the Company.

Net income attributable to the Company for the third quarter of 2024 decreased by 13% to $16.8 million, or $0.29 per share, as compared to net income of $19.4 million, or $0.33 per share, for the same period in 2023.  Net income for the first nine months of 2024 decreased by 14% to $55.3 million, or $0.95 per share, as compared to net income of $64.5 million, or $1.11 per share, for the same period in 2023.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, for the three months ended September 30, 2024, decreased by 4% to $39.9 million, as compared to $41.7 million for the same period in 2023.  EBITDA for the nine months ended September 30, 2024, was $124.1 million as compared to $125.7 million for the first nine months of 2023.  Depreciation is a non-cash, GAAP expense which is amortized over an asset’s prescribed life, while maintenance and repair expenses are period costs and expensed as incurred.  See Financial Data below for additional information, including a reconciliation of EBITDA to net income attributable to the Company.

On October 23, 2024, the Board of Directors declared a cash dividend of $0.14 per share on the Company’s common stock, payable on December 6, 2024, to shareholders of record as of the close of business on November 7, 2024.

Real Estate

Total real estate revenue decreased by 32% to $28.0 million in the third quarter of 2024, as compared to $40.9 million in the third quarter of 2023.  The quarter-to-quarter homesite sales and margin results depend largely on the timing of completion of development and product mix.

The Company sold 179 homesites at an average base price of approximately $86,000 and gross margin of 39.1%, in the third quarter of 2024, as compared to 254 homesites at an average base price of approximately $103,000 and gross margin of 44.6% in the third quarter of 2023.  The differences in the average sales price, number of homesite closings and gross margin period-over-period were due to the mix of sales in different communities.

As of September 30, 2024, the Company had 1,381 residential homesites under contract, which are expected to result in revenue of approximately $122.3 million, plus residuals, over the next several years, as compared to 1,575 residential homesites under contract for $135.5 million, plus residuals, as of September 30, 2023.  The change in homesites under contract is due to increased homesite closing transactions during the fourth quarter of 2023 and the first nine months of 2024 and the amount of remaining homesites in current phases of residential communities.  The Company’s residential homesite pipeline has over 22,000 homesites in various stages of development, engineering, permitting or concept planning.

The Latitude Margaritaville Watersound unconsolidated joint venture, planned for 3,500 residential homes, had 81 net sale contracts executed in the third quarter of 2024.  Since the start of sales in 2021, there have been 1,959 home contracts.  For the third quarter of 2024, there were 189 completed home sales bringing the community to 1,533 occupied homes. The 426 homes under contract as of September 30, 2024, with an average sales price of approximately $597,000, are expected to result in sales value of approximately $254.4 million at completion, as compared to 632 homes under contract as of September 30, 2023, with an average sales price of approximately $523,000.

Hospitality

Hospitality revenue increased by 17% to $55.4 million in the third quarter of 2024, as compared to $47.4 million in the third quarter of 2023.  Hospitality revenue continues to benefit from the growth of the Watersound Club membership program and the opening of five hotels throughout 2023.  As of September 30, 2024, the Company had 3,532 club members, as compared to 3,088 club members as of September 30, 2023, an increase of 444 net new members.  As of September 30, 2024, the Company owned (individually by the Company or through consolidated and unconsolidated joint ventures) 12 hotels with 1,298 operational hotel rooms, as compared to 11 hotels with 1,177 rooms as of September 30, 2023.

Leasing

Leasing revenue from commercial, office, retail, multi-family, senior living, self-storage and other properties increased by 19% to $15.6 million in the third quarter of 2024, as compared to the same period in 2023.  As of September 30, 2024, the Company (individually by the Company or through consolidated and unconsolidated joint ventures) had 1,383 rentable multi-family and senior living units.

Leasable space as of September 30, 2024, consisted of approximately 1,179,000 square feet, of which approximately 1,130,000, or 96%, was leased, as compared to approximately 1,082,000 square feet as of September 30, 2023, of which approximately 1,036,000, or 96%, was leased.  The Company is focused on commercial leasing space at the Watersound Town Center, Watersound West Bay Center and the FSU/TMH Medical Campus.  These three centers, and others in the planning stage, have the potential to more than double the Company’s total current leasable commercial space.  The Company, wholly or through joint ventures, also owns significant hospitality businesses that may otherwise be leased to others.

Corporate and Other Operating Expenses

The Company’s corporate and other operating expenses for the three months ended September 30, 2024, decreased by $0.2 million to $6.0 million, as compared to $6.2 million for the same period in 2023.  For the first nine months of 2024, corporate and other operating expenses increased by $1.5 million to $18.9 million, as compared to $17.4 million for the first nine months of 2023.

Investments, Liquidity and Debt

In the third quarter of 2024, the Company funded $34.8 million in capital expenditures.  In addition, the Company paid $8.2 million in cash dividends and repaid a net of $4.2 million of debt.  For the first nine months of 2024, the Company funded $98.7 million of capital expenditures, paid $22.2 million in cash dividends and repaid a net of $11.0 million of debt.  As of September 30, 2024, the Company had $82.7 million in cash, cash equivalents and other liquid investments, as compared to $86.1 million as of December 31, 2023.  As of September 30, 2024, the Company had $261.7 million invested in development property, which, when complete, will be added to operating property or sold.  As of September 30, 2024, the weighted average effective interest rate of outstanding debt was 5.1% with an average remaining life of 16.8 years.  67% of the Company’s outstanding debt had a fixed or swapped interest rate.  The remaining 33% of debt has interest rates that vary with SOFR.  Company debt as of September 30, 2024, is approximately 29% of the Company’s total assets.

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the third quarter and first nine months of 2024 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission (“SEC”) and can be found at www.joe.com and at the SEC’s website www.sec.gov.  We recommend studying the Company’s latest Form 10-K and Form 10-Q before making an investment decision.

FINANCIAL DATA SCHEDULES

Financial data schedules in this press release include consolidated results, summary balance sheets, corporate and other operating expenses and the reconciliation of earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP financial measure, for the third quarter and first nine months of 2024 and 2023, respectively.

FINANCIAL DATA

Consolidated Results (Unaudited)

($ in millions except share and per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue
Real estate revenue	$28.0	$40.9	$96.7	$148.3
Hospitality revenue	55.4	47.4	157.0	117.0
Leasing revenue	15.6	13.1	44.7	37.2
Total revenue	99.0	101.4	298.4	302.5
Expenses
Cost of real estate revenue	15.7	21.3	48.4	73.1
Cost of hospitality revenue	36.5	36.1	104.7	92.4
Cost of leasing revenue	7.8	6.8	22.2	18.7
Corporate and other operating expenses	6.0	6.2	18.9	17.4
Depreciation, depletion and amortization	11.8	10.7	34.3	27.5
Total expenses	77.8	81.1	228.5	229.1
Operating income	21.2	20.3	69.9	73.4
Investment income, net	3.5	3.6	10.3	9.8
Interest expense	(8.4)	(8.4)	(25.5)	(21.8)
Equity in income from unconsolidated joint ventures	6.8	8.7	19.5	18.4
Other (expense) income, net	(0.1)	1.3	(0.6)	3.9
Income before income taxes	23.0	25.5	73.6	83.7
Income tax expense	(6.4)	(6.8)	(19.3)	(21.7)
Net income	16.6	18.7	54.3	62.0
Net loss attributable to non-controlling interest	0.2	0.7	1.0	2.5
Net income attributable to the Company	$16.8	$19.4	$55.3	$64.5
Basic net income per share attributable to the Company	$0.29	$0.33	$0.95	$1.11
Basic weighted average shares outstanding	58,331,818	58,314,117	58,328,055	58,312,461

Summary Balance Sheet (Unaudited)

($ in millions)

	September 30, 2024	December 31, 2023
Assets
Investment in real estate, net	$1,039.4	$1,018.6
Investment in unconsolidated joint ventures	73.3	66.4
Cash and cash equivalents	82.7	86.1
Other assets	84.5	82.2
Property and equipment, net	62.2	66.0
Investments held by special purpose entities	203.5	204.2
Total assets	$1,545.6	$1,523.5

Liabilities and Equity
Debt, net	$443.4	$453.6
Accounts payable and other liabilities	61.7	58.6
Deferred revenue	62.1	62.8
Deferred tax liabilities, net	70.4	71.8
Senior Notes held by special purpose entity	178.4	178.2
Total liabilities	816.0	825.0
Total equity	729.6	698.5
Total liabilities and equity	$1,545.6	$1,523.5

Corporate and Other Operating Expenses (Unaudited)

($ in millions)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Employee costs	$3.0	$2.5	$9.8	$7.8
Property taxes and insurance	1.4	1.8	4.1	4.6
Professional fees	0.8	1.1	2.4	2.8
Marketing and owner association costs	0.2	0.3	0.7	0.7
Occupancy, repairs and maintenance	0.2	0.1	0.5	0.3
Other miscellaneous	0.4	0.4	1.4	1.2
Total corporate and other operating expenses	$6.0	$6.2	$18.9	$17.4

Reconciliation of Non-GAAP Financial Measures (Unaudited)

($ in millions)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a non-GAAP financial measure, which management believes assists investors by providing insight into operating performance of the Company across periods on a consistent basis and, when viewed in combination with the Company results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting the Company.  However, EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.  EBITDA is calculated by adjusting “Interest expense”, “Investment income, net”, “Income tax expense”, “Depreciation, depletion and amortization” to “Net income attributable to the Company”.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income attributable to the Company	$16.8	$19.4	$55.3	$64.5
Plus: Interest expense	8.4	8.4	25.5	21.8
Less: Investment income, net	(3.5)	(3.6)	(10.3)	(9.8)
Plus: Income tax expense	6.4	6.8	19.3	21.7
Plus: Depreciation, depletion and amortization	11.8	10.7	34.3	27.5
EBITDA	$39.9	$41.7	$124.1	$125.7

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding our growth prospects; expansion of operational assets such as increases in hotel rooms; plans to maintain an efficient cost structure; our capital allocation initiatives, including the payment of our quarterly dividend; plans regarding our joint venture developments; and the timing of current developments and new projects in 2024 and beyond. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including: our ability to successfully implement our strategic objectives; new or increased competition across our business units; any decline in general economic conditions, particularly in our primary markets; interest rate fluctuations; inflation; financial institution disruptions; supply chain disruptions; geopolitical conflicts (such as the conflict between Russia and Ukraine, the conflict in the Gaza Strip and the general unrest in the Middle East) and political uncertainty and the corresponding impact on the global economy; our ability to successfully execute or integrate new business endeavors and acquisitions; our ability to yield anticipated returns from our developments and projects; our ability to effectively manage our real estate assets, as well as the ability for us or our joint venture partners to effectively manage the day-to-day activities of our projects; our ability to complete construction and development projects within expected timeframes; the interest of prospective guests in our hotels, including the new hotels we have opened since the beginning of 2023; reductions in travel and other risks inherent to the hospitality industry; the illiquidity of all real estate assets; financial risks, including risks relating to currency fluctuations, credit risks, and fluctuations in the market value of our investment portfolio; any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of granted entitlements; our dependence on homebuilders; mix of sales from different communities and the corresponding impact on sales period over period; the financial condition of our commercial tenants; regulatory and insurance risks associated with our senior living facilities; public health emergencies; any reduction in the supply of mortgage loans or tightening of credit markets; our dependence on strong migration and population expansion in our regions of development, particularly Northwest  Florida; our ability to fully recover from natural disasters and severe weather conditions; the actual or perceived threat of climate change; the seasonality of our business; our ability to obtain adequate insurance for our properties or rising insurance costs; our dependence on certain third party providers; the inability of minority shareholders to influence corporate matters, due to concentrated ownership of largest shareholder; the impact of unfavorable legal proceedings or government investigations; the impact of complex and changing laws and regulations in the areas we operate; changes in tax rates, the adoption of new U.S. tax legislation, and exposure to additional tax liabilities, including with respect to Qualified Opportunity Zone program; new litigation; our ability to attract and retain qualified employees, particularly in our hospitality business; our ability to protect our information technology infrastructure and defend against cyber-attacks; increased media, political, and regulatory scrutiny negatively impacting our reputation; our ability to maintain adequate internal controls; risks associated with our financing arrangements, including our compliance with certain restrictions and limitations; our ability to pay our quarterly dividend; and the potential volatility of our common stock. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and subsequent filings. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made, and we do not undertake to update these statements other than as required by law.

About The St. Joe Company

The St. Joe Company is a real estate development, asset management and operating company with real estate assets and operations in Northwest Florida.  The Company intends to use existing assets for residential, hospitality and commercial ventures.  St. Joe has significant residential and commercial land-use entitlements.  The Company actively seeks higher and better uses for its real estate assets through a range of development activities.  More information about the Company can be found on its website at www.joe.com.

© 2024, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, and other development names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

St. Joe Investor Relations Contact:

Marek Bakun

Chief Financial Officer

1-866-417-7132

Marek.Bakun@Joe.Com